Exhibit 99.1

Amazing Energy Appoints Three New Members to its Board of
Directors and Strengthens Controls

AMARILLO, TX / September 5, 2017 / Amazing Energy Oil and Gas Co. (OTCQX: AMAZ) ("Amazing", "Amazing Energy", or "the Company"), today announced that it has elected three new members to the Company's Board of Directors. Amazing has elected Mr. Willard G. McAndrew, III the Company's CEO, Mr. Edward Devereaux and Mr. Rolf Berg as new members of Amazing's Board of Directors.

"We are pleased to welcome Misters McAndrew, Devereaux and Berg to Amazing's Board of Directors," stated Jed Miesner, Amazing's Chairman. "With over a century of combined experience, these gentlemen bring valuable insight and guidance to directing the future of Amazing Energy. We look forward to their influence as we continue to grow our corporate platform and controls."

Mr. McAndrew has 44 years of experience in the oil and gas industry specializing in management and field operations. Most recently, Mr. McAndrew served as an Officer and Director for three years for Torchlight Energy, Inc. (a NASDAQ company) Mr. McAndrew has served as President and owner of several companies involved in all phases of the oil and gas business from prospect acquisitions, drilling and/or completion. He has acted as a strategic consultant to both private and public companies and is responsible for the structure, formation, funding and marketing of multiple partnerships and joint-venture oil and gas financings.

Mr. Edward Devereaux has more than 45 years of experience in the financial services & investment banking industries. In the 1970 and 1980's he worked as an investment advisor and investment banker for national investment firms headquartered in New York. Between the late 1990's and mid 2000's, Mr. Devereaux served as President of both a mutual fund company in California and a New York based real estate investment trust (REIT). In 2007, Mr. Devereaux formed an investment banking consulting firm serving the retail brokerage and Registered Investment Advisory (RIA) communities. In 2013, he became a member of the board of directors for a public oil and gas exploration and production company located in Dallas where he served as Chairman of the company's audit committee until 2017. From 2016 to present, he has held a staff position at a Southwestern regional investment. Mr. Devereaux has participated in raising over $10 billion of investment capital in his career. Mr. Devereaux has a Bachelor of Arts Degree from Hofstra University.

Mr. Rolf Berg brings a wealth of business and management experience to Amazing's Board of Directors. He founded Infinitive, Inc., a manufacturing "job shop," in 1979. Mr. Berg's business grew from the 1980's to late 2000's handling multiple products associated to large diesel engines and supported an original equipment manufacturer (OEM) as well as a large after-market provider until 2009. Mr. Berg is currently a supplier to Class 1 railroads and short lines in both the United States and Internationally. His interests include aviation, aeronautics, photography and SCUBA. Mr. Berg holds multiple ratings for fixed-wing land, sea and helicopter operation.

About Amazing Energy Oil and Gas

Amazing Energy Oil and Gas, Co. is an independent oil and gas exploration and production company based in Amarillo, TX. The Company's primary leasehold is in the Permian Basin of West Texas working within a 70,000 acre leasehold in Pecos County, TX. The Company primarily engages in the exploration, development, production and acquisition of oil and natural gas properties. Amazing Energy's operations are currently focused in Texas.

Investor Relations Contact
Derek Gradwell
MZ Group
SVP Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us